PARTICIPATION AGREEMENT
As a condition to, and in consideration of, your participation in the Federal Agricultural Mortgage Corporation Amended and Restated Executive Officer Severance Plan (effective as of January 16, 2020) (the “Plan”), you hereby agree to the following:
1.    Agreement Not to Compete.
During the Restriction Period (as defined below), you shall not, without the prior written consent of the Company, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation, or other business organization, that directly competes with any of the businesses of the Company in any manner, including without limitation, the acquisition, securitization, or credit enhancement of agricultural mortgage loans, USDA-guaranteed portions, or rural utilities loans (hereinafter referred to as the “Qualified Loans”); provided, however, that such prohibited activity shall not include the passive ownership of up to 5% of the common stock in a public company. For purposes of this agreement (the “Agreement”), the Restriction Period will be during your employment and until the first anniversary of your cessation from employment with the Company.
2.    Agreement Not to Use Confidential or Proprietary Information.
The Company and you both recognize that you have access to and acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Company as a result of your employment or association with the Company. You hereby covenant and agree that you will retain all “Confidential Information” (as defined below) in trust for the sole benefit of the Company and its successors and assigns. You hereby covenant further that, in addition to your fiduciary responsibilities as an officer not to disclose certain information of or relating to the Company, you will not, at any time during or after the term of this Agreement, without the prior written consent of the Company, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization (other than your attorneys for the purpose of obtaining legal advice), or use any such Confidential Information for your own account or for the account of any other person, except as required in connection with the performance of your services hereunder. The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of the Company. You may, however, disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by you or your attorney; (ii) as becomes available to you on a non-confidential basis from a source other than any other party hereto, provided that such source is not known or reasonably believed by you to be bound by a confidentiality agreement or other obligations of secrecy; (iii) as may be required in any report, statement, or testimony required to be submitted to any Governmental Entity (as defined below) having or claiming to have jurisdiction over it, or as may be otherwise required by applicable law, or as may be required in response to any summons or subpoena or in connection with any litigation, provided, however, that if such disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant; (iv) to report possible violations of federal, state, or local law or regulation to any Governmental Entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and you shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that you have made such reports or disclosures; (v) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; (vi) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (vii) as may be necessary to establish your rights under this Agreement. For the purposes of this Agreement, “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.
3.    Agreement Not to Solicit.
During the Restriction Period, you shall not, directly or indirectly, induce any employee of the Company who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization of Qualified Loans to engage in any activity in which you are prohibited from engaging in under this Agreement, or to terminate such person’s employment with the Company. During the Restriction Period, you shall not directly or indirectly, either individually or as owner, agent, employee, consultant, or otherwise, employ, offer employment to, lure, entice away, or assist others in recruiting or hiring any person who is or was employed by the Company unless such person shall have ceased to be employed by the Company for a period of at least six months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 1 of this Agreement. “Member of management” means the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, the Treasurer, or the Controller of the Company. In addition, during the Restriction Period, you shall not induce or attempt to induce any customer, client, supplier, licensee, or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee, or other business relation of the Company.
4.    Agreement Not to Disparage the Company.
You shall not, directly or indirectly, make any statement (oral or written), or take any other action, which is in any way disparaging to or tends to diminish the reputation of the Company, its products, services, business practices, operations, officers, directors, or employees, whether past or current. This Section 4 shall not in any way limit any of your rights to report or disclose information that are expressly reserved in Section 2 (“Agreement Not to Use Confidential or Proprietary Information”), or in any way limit your ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a Governmental Entity, or as otherwise required by law, nor prevent you from making such statements in the good faith fulfillment of your duties to the Company (such as in managing subordinates or critiquing operations).
5.    Reasonable Restrictions; Remedies.
(a)    You agree that your eligibility for the Plan provides adequate consideration for the restrictions under this Agreement, even if your employment ends under circumstances that are not a Qualified Termination of Employment (as defined in the Plan) and even if your position, duties, responsibilities, and compensation change after the date of this Agreement.
(b)    This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business described in Section 1 of this Agreement. The parties expressly agree that the character, duration, and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed and as they are expected to change from time to time, including but not limited to circumstances relating to the need to protect the value of the Company’s assets, relationships, goodwill, and business. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, or subject matter scope of this Agreement exceeds that permitted by applicable law in a particular jurisdiction, then the parties agree that such provision(s) will be more narrowly drawn or otherwise “blue-penciled,” modified, or reformed to the maximum character, duration, and subject matter scope, as the case may be, permitted by applicable law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure the Company of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in that jurisdiction.

(c)    You agree that any breach of the terms of Section 1, 2, 3, and/or 4 of this Agreement may result in irreparable injury and damage to the Company for which it would have no adequate remedy at law. You therefore also agree that in the event of such breach, the Company shall be entitled to an immediate injunction and restraining order without having to post any bond and without any requirement to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from you and the requirement to make you repay the gross amount, if any, paid to you under the Plan.
6.    Return of Property.
Upon cessation of employment, you agree to return to the Company all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, the Company proprietary and confidential information, and any other Company-

owned property in your possession or control and must leave intact with, or deliver intact to, the Company all electronic Company documents and internal and external websites, including those that you develop or help to develop during your employment, and must thereafter delete, and destroy any hard copies of, all electronic files relating to the Company that are in your possession or control, including any that are located on any of your personal computers or external or cloud storage (or provide reasonable access to your personal devices for the sole purpose of wiping any such devices, which access will fully satisfy your obligations under this provision). If you determine later that copies of electronic files were inadvertently left on such sources, you agree to promptly delete the copies.
7.    Cooperation.
After your employment ends, you agree to cooperate with the Company in providing reasonable assistance as requested by the Company’s Chief Executive Officer or his or her delegate with respect to the transitioning of your work and agree that you will be available to the Company for these purposes and that you will comply in good faith with the directions of the Company. The post-employment assistance is expected to include availability to answer questions regarding the operation of the Company but is not expected to extend beyond providing responses by email and/or phone on an occasional basis. In addition, following termination of your employment for any or no reason, if, in the reasonable judgment of the Company or its counsel, your assistance or cooperation is needed due to your personal involvement in or knowledge about the circumstances to which a litigation or investigation relates, you agree to provide reasonable cooperation so long as such cooperation is on mutually agreeable timing and terms (to the fullest extent practicable) determined through good faith discussions (and with assistance or cooperation permitted to be provided remotely where possible). The Company will reimburse you for reasonable travel and lodging expenses related to such cooperation and will discuss with you a per diem. You will undertake to satisfy requests for information from the Company with respect to the above undertaking that are not unreasonable in frequency or required effort. Nothing in this provision is intended to restrict or preclude you from, or otherwise influence you in, testifying fully and truthfully in legal, administrative, or any other proceedings involving the Company, as required by law or formal legal process. You acknowledge and agree that your cooperation under this section will not constitute continued employment or another service-providing relationship with respect to any post-termination vesting or exercisability of equity compensation or entitle you to any employee benefits (other than those referenced in this Agreement.)
8.    Survival.
This Agreement shall survive the termination of your employment with the Company and shall not be deemed to limit any protection or remedy available to the Company pursuant to federal, District of Columbia, state, or local law.
9.    Release.
By signing this Agreement, you acknowledge that in order to receive the Separation Pay under the Plan, you must execute the release agreement that is attached as Exhibit A hereto (the

“Release Agreement”) and the Release Agreement must become effective against you and irrevocable.
10.    Miscellaneous.
(a)    Governing Law; Venue; Jurisdiction. The Plan shall be construed under the laws of the District of Columbia, to the extent not preempted by federal law. The parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the District of Columbia, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, including the Release Agreement. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of the Plan, this Agreement, and the Release Agreement, or with respect to any such action or proceeding, shall be heard and determined in such federal court, and that the jurisdiction of such court with respect thereto shall be exclusive, except solely to the extent that such court lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject to such jurisdiction. Each of the parties hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document that such action, suit, or proceeding may not be brought or is not maintainable in such court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(c) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
(b)    Jury Trial Waiver. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THE PLAN, THIS AGREEMENT, OR THE RELEASE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE PLAN, THIS AGREEMENT, OR THE RELEASE AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

(c)    Notices. Any notice delivered under this Agreement or the Release Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent for next-business day delivery via a reputable nationwide or international overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below:
To you:
At the most recent address in the personnel files of the Company
To the Company:
General Counsel
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006

or to such other address as a party from time to time may designate by written notice to the other. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10(c).
(d)    Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives, and assigns. This subsection is not to be construed to permit you to assign your obligation to perform the duties of your employment hereunder. This subsection permits the Company the right to assign this Agreement to a successor entity.
(e)    Rules of Professional Conduct. Nothing in this Agreement shall be deemed to limit or waive your professional duties and responsibilities under any rules of professional conduct that apply to you (the “Rules”), including, but not limited to, those arising from your service as a lawyer for the Company, its subsidiaries, and affiliates and including, but not limited to, duties and responsibilities relating to maintaining client confidences, limitations on the use of client information, and prohibitions on conflicts of interest. Nothing in this Agreement is intended to be or shall serve as a restriction in violation of such Rules relating to your right to practice law after employment with the Company ends.
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IN WITNESS WHEREOF, the parties have executed this Participation Agreement.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:
Name:
Title:
Date:
THE PARTICIPANT

Name:
Address:
Date:

Exhibit A
This General Release of all Claims (this “Release Agreement”) is entered into by [EXECUTIVE NAME] (the “Executive”) and the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States (the “Company”). 1
In consideration of the benefits provided under the Company’s Amended and Restated Executive Officer Severance Plan (the “Plan”), the Executive and the Company agree as follows:
1)    Return of Property. The Executive confirms that he or she has complied with the Return of Property obligations in the agreement to which this Release Agreement is attached (the “Participation Agreement”) and has cancelled all accounts for his or her benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.
2)    General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to the Executive under the Plan and after the opportunity to consult with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to payments and benefits provided under the Plan that are contingent upon the execution by the Executive of this Release Agreement. The Executive understands and agrees that the Claims released in this Release Agreement include not only Claims presently known to him or her, but also all unknown or unanticipated Claims that would otherwise come within the scope of the released Claims. The Executive understands that he or she may hereafter discover facts different from what the Executive now believes to be true that, if known, could have materially affected his or her willingness to execute and the terms of this Release Agreement, but the Executive nevertheless waives and releases any Claims or rights based on different or additional facts.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Plan, the Releasors hereby unconditionally
___________________

1.
The parties agree that the Company may revise the Release Agreement in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote is part of the form of release and is to be removed only when the Company finalizes the Release Agreement for execution.

release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement. The Executive also understands that the Executive has seven (7) days following the date on which he or she signs this Release Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of revocation of the release and waiver contained in this paragraph, which notice shall be addressed to the Company’s General Counsel at the following address: Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., 4th Floor, Washington, DC 20006.
(c)    No Assignment. The Executive represents and warrants that he or she has not assigned any of the Claims being released under this Release Agreement.
(d)    Exclusions. Notwithstanding the foregoing, this Release Agreement does not include and will not preclude: (1) Claims to vested benefits under any applicable retirement and/or pension plans or reimbursement of expenses (under and to the extent satisfying the applicable Company reimbursement policies); (2) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (3) claims for unemployment compensation or for worker’s compensation; (4) rights to defense and indemnification, if any, from the Company (or from directors’ and officers’ insurance) for actions or inactions taken by the Executive in the course and scope of his or her employment with the Company, subsidiaries, and/or affiliates (or any period of transition or cooperation); or (5) any actions to enforce this Release Agreement or the Participation Agreement.
3)    Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on the Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state, or federal agency, court or other body relating to the Executive’s employment or the termination of the Executive’s employment, other than with respect to the obligations of the Company to the Executive under the Plan (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
4)    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding, or if Executive fails to abide by any of the terms of this Release Agreement or the Executive’s post‑termination obligations contained in the Plan, or if the Executive revokes the ADEA release contained in Paragraph 2(b) of this Release Agreement within the seven‑day period provided under Paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the Plan or terminate any benefits or payments that are subsequently due under the Plan, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s post‑termination obligations under the Plan or the Executive’s obligations under Paragraphs 2 and 3 of this Release Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents, and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching the Executive’s post-termination obligations under the Plan or the Executive’s obligations under Paragraphs 2 and 3 of this Release Agreement. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding. The Executive understands that by entering into this Release Agreement the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Company.
5)    Severability Clause. In the event any provision or part of this Release Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release Agreement, will be inoperative.
6)    No Admission. Nothing contained in this Release Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
7)    Governing Law; Venue; Jurisdiction; Jury Trial Waiver. Sections 7(a) and 7(b) of the Participation Agreement apply to this Release Agreement.
8)    Notices. All notices or communications hereunder shall be made as set forth in Section 10(c) of the Participation Agreement.
9)    Acknowledgements. The Executive acknowledges that he or she:

(a)	;
(b)
understands that, in order for this Release Agreement to be effective, he or she may not sign it prior to the date of separation of employment with the Company but that if the Executive wishes to receive the benefits under the Plan, he or she must sign and return this Release Agreement prior to (i) the sixtieth (60th) day following his or her separation of employment or (ii) such earlier date as the Company specifies for such return;

(c)	;
(d)	;
(e)	understands that this Release Agreement is LEGALLY BINDING and by signing it he or she gives up certain rights;
(f)	has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
(g)
acknowledges and agrees that the benefits under the Plan are contingent on execution and nonrevocation of this Release Agreement, which releases all of the Executive’s claims against the Company and the Releasees, and KNOWINGLY AND VOLUNTARILY AGREES TO RELEASE the Company and the Releasees from any and all claims the Executive may have, known or unknown, in exchange for the potential severance protection the Executive has obtained by signing, and that these benefits are in addition to any benefit the Executive would have otherwise received if the Executive did not sign this Release; and

(h)	acknowledges that this Release Agreement does not waive any rights or claims that may arise after the Executive signs this Release Agreement.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of the date first set forth above.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

_________________________________

Name:
Title:
Date:

(to be dated at or after the close of business on the last day of Executive’s employment)

THE EXECUTIVE
_________________________________
Name:
Address:
Date:

(to be dated at or after the close of business on the last day of Executive’s employment)